[AMEREN LOGO]

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT OF
AMEREN CORPORATION


     Time:    9:00 A.M.
              Tuesday
              April 27, 1999


     Place:   Powell Symphony Hall
              718 North Grand Boulevard
              St. Louis, Missouri




IMPORTANT

     Admission to the meeting will be by ticket only. If you plan to attend, please check the appropriate box on the proxy. Persons without tickets will be admitted to the meeting upon verification of their stockholdings in the Company.




     Please vote, date, sign, and return the enclosed proxy in the accompanying reply envelope even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

         AMEREN CORPORATION


     We will hold the Annual Meeting of Stockholders of Ameren Corporation at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 27, 1999, at 9:00 A.M., for the purposes of

     (1) electing directors of the Company for terms ending in April 2000;

     (2) considering a stockholder proposal; and

     (3) acting on other proper business presented to the meeting.

     If you owned shares of the Company's Common Stock at the close of business on March 5, 1999, you are entitled to vote at the meeting and at any adjournment thereof.

     To assure that your shares are represented at this meeting, please vote, date, sign, and return the enclosed proxy in the enclosed envelope. The prompt return of your proxy will reduce expenses.

By order of the Chairman and the Board of Directors.


                                                STEVEN R. SULLIVAN
                                                Secretary

St. Louis, Missouri
March 18, 1999

PROXY STATEMENT OF AMEREN CORPORATION
(First sent or given to stockholders March 18, 1999)

Principal Executive Offices:
One Ameren Plaza
1901 Chouteau Avenue, St. Louis, MO 63103

     The enclosed proxy is solicited by the Board of Directors of Ameren Corporation (the "Company" or "Ameren") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 27, 1999, and at any adjournment thereof.

     As a result of a merger effective December 31, 1997 (the "Merger"), the Company is a holding company, the principal subsidiaries of which are Union Electric Company, d/b/a AmerenUE ("Union Electric"), Central Illinois Public Service Company, d/b/a AmerenCIPS ("CIPS"), and Ameren Services Company.


                                     VOTING

     The accompanying proxy represents all shares registered in the name(s) shown thereon, including shares in the Company's DRPlus Plan. Participants in the Ameren Corporation Savings Investment Plans will receive separate proxies for shares in such plans.

     Only stockholders of record at the close of business on the Record Date, March 5, 1999, are entitled to vote at the meeting. The voting securities of the Company on such date consisted of 137,215,462 shares of Common Stock. In order to conduct the meeting, a majority of the outstanding shares entitled to vote must be represented.

     A proxy can be revoked by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the meeting.

     Returned proxies which are properly marked and signed will be voted as directed. If you sign the proxy but do not make specific choices, your shares will be voted as recommended by the Board -- FOR the Board's nominees for Director; and AGAINST Item 2. On any other matters, the named proxies will use their discretion.

     In determining whether a quorum is present at the meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included.

     The Board of Directors has adopted a confidential voting policy for proxies.

                             ITEMS TO BE CONSIDERED

Item (1): Election of Directors

     Fourteen directors are to be elected at the meeting, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees designated by the Board of Directors are listed below with information about their principal occupations and backgrounds.

     Pursuant to the Company's By-Laws, the Board of Directors has reduced the number of Directors from 15 to 14, effective with the 1999 Annual Meeting.

WILLIAM E. CORNELIUS

Retired Chairman of the Board of Directors and Chief Executive Officer of Union Electric. Mr. Cornelius joined Union Electric in 1962, held several management positions, and became President in 1980. In 1988 he was elected Chairman of the Board and served in that capacity until his retirement in 1994. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Other directorships: GenAmerica Corporation.
Age: 67.

CLIFFORD L. GREENWALT

Retired Vice Chairman of the Company and retired President and Chief Executive Officer of CIPSCO Incorporated and CIPS. Mr. Greenwalt joined CIPS in 1963, was elected a senior vice president in 1980 and was named President and CEO in 1989. Mr. Greenwalt is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Other directorships: National
City Corporation  and its  subsidiary,  National City Bank of Michigan/Illinois.
Age: 66.

THOMAS A. HAYS

Retired Deputy Chairman of The May Department Stores Company, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. He is a member of the Executive and Human Resources Committees of the Board. Director of the Company since 1997. Other directorships: Leggett & Platt Incorporated; Payless Shoe Source, Inc. Age: 66.



RICHARD A. LIDDY

Chairman, President and Chief Executive Officer of GenAmerica Corporation, which provides life, health, pension, annuity and related insurance products and services. Mr. Liddy joined GenAmerica Corporation as President and Chief Operating Officer in 1988 and was elected to his present position in 1995. Mr. Liddy is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: Brown Group Inc.; Ralston Purina Company; certain subsidiaries of GenAmerica Corporation. Age: 63.

GORDON R. LOHMAN

Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988, Chief Executive Officer in 1990 and Chairman in 1997. Mr. Lohman is a member of the Executive and Human Resources Committees of the Board. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 64.

RICHARD A. LUMPKIN

Chairman and Chief Executive Officer of Illinois Consolidated Telephone Company, Mattoon, Illinois, and Vice Chairman of McLeod USA Inc. Mr. Lumpkin was elected Treasurer of Illinois Consolidated Telephone in 1968 and President in 1977, and was named to his present position in 1990. As the result of a September 1997 merger, he also serves as Vice Chairman of McLeod USA. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: McLeod USA; First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust. Age: 64.

JOHN PETERS MACCARTHY

Retired Chairman and Chief Executive Officer of Boatmen's Trust Company, which conducted a general trust business. Prior to being elected to such position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. He is Chairman of the Human Resources and Nominating Committees and is a member of the Executive

Committee of the Board. Director of the Company since 1997. Other directorships:
Brown Group Inc. Age: 65.

HANNE M. MERRIMAN

Principal in Hanne Merriman Associates, Washington, D.C., retail business consultants. Ms. Merriman is a member of the Contributions and Nominating Committees of the Board. Director of the Company since 1997. Other directorships: Ann Taylor Stores Corporation; US Air Group, Inc.; State Farm Mutual Automobile Insurance Co.; The Rouse Company; T. Rowe Price Mutual Funds; Finlay Enterprises, Inc. Age: 57.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consultant firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. He is a member of the Auditing Committee of the Board. Director of the Company since 1997. Age: 56.

CHARLES W. MUELLER

Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of Union Electric and Ameren Services Company. Mr. Mueller began his career with Union Electric in 1961 as an engineer. He was named Treasurer in 1978, Vice President-Finance in 1983, Senior Vice President-Administrative Services in 1988, President in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman of Ameren and President and Chief Executive Officer of Ameren and Ameren Services Company upon the Merger. He is a member of the Executive and Contributions Committees of the Board. Director of the Company since 1997. Mr. Mueller is Deputy Chairman of the Federal Reserve Bank of St. Louis. Other directorships: Union Electric (since 1993); CIPS (since 1997); Angelica Corporation. Age: 60.

ROBERT H. QUENON

Retired Chairman of Peabody Holding Company, Inc., which is engaged in mining, marketing and transportation of coal. Mr. Quenon was elected President and Chief Executive Officer of Peabody Coal in 1978. From 1983 to 1990 he served as President and Chief Executive Officer of Peabody Holding and was Chairman of that firm from 1990 until his retirement in August 1991. Mr. Quenon was Chairman of the Federal Reserve Bank of St. Louis from 1993 to 1995. He is a member of the Human Resources and Nominating Committees of the Board. Director of the Company since 1997. Other directorships: Newmont Mining Corporation; Laclede Steel Company. Age: 70.

HARVEY SALIGMAN

Retired Managing Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman also served in various executive capacities in the consumer products industry for 25 years. Mr. Saligman is Chairman of the Auditing Committee of the Board. Director of the Company since 1997. Other directorships: Mercantile Bancorporation Inc. Age: 60.

JANET McAFEE WEAKLEY

President of Janet McAfee Inc., a residential real estate company which she founded in 1975. She is a member of the Auditing, Executive, and Nominating Committees and is Chairman of the Contributions Committee of the Board. Director of the Company since 1997. Other directorships: Barnes-Jewish Hospital. Age: 69.

JAMES W. WOGSLAND

Retired Vice Chairman of Caterpillar, Inc. Mr. Wogsland was elected Executive Vice President and director of Caterpillar in 1987. He served as Vice Chairman and director from 1990 until his retirement in 1995. Mr. Wogsland is a member of the Auditing Committee of the Board. Director of the Company since 1997.
Age: 67.

     The fourteen nominees for director who receive the most votes will be elected.

     The Board of Directors knows of no reason why any nominee will not be able to serve as a director. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for a substitute nominee approved by the Board.

     During 1998, the Board of Directors met six times. All nominees attended at least 78% of the meetings of the Board and the Board Committees of which they were members, and aggregate attendance of the nominees as a group exceeded 94%.

     Age Policy - Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at such meeting.

     Board Committees - The Board of Directors has standing Auditing, Contributions, Executive, Human Resources and Nominating Committees, the members of which are identified in the biographies above. The Auditing, Human Resources and Nominating Committees are comprised entirely of outside directors.

     The general functions of the Auditing Committee include: (1) reviewing, with management and the independent accountants, the adequacy of the Company's system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants; (3) recommending to the Board the appointment of independent accountants and approving fees for the services they perform; and (4) reviewing the scope of audits and annual budget of the Company's internal audit department. The Auditing Committee held four meetings in 1998.

     The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held two meetings in 1998.

     The Executive Committee has such duties as may be delegated to it from time to time by the Board. The Executive Committee did not meet in 1998.

     The Human Resources Committee considers the qualifications of executive personnel and recommends changes therein, considers or recommends salary adjustments for certain employees and considers and acts on important policy matters affecting Company personnel. The Human Resources Committee held four meetings in 1998.

     The Nominating Committee considers and recommends for Board approval candidates for the Board of Directors, as recommended by management, other members of the Board, stockholders and other interested parties. The Nominating Committee did not meet in 1998.

     Directors' Compensation - Directors who are employees of the Company do not receive compensation for their services as a director.

     Each director who is not an employee of the Company receives an annual retainer of $20,000, an annual award of 300 shares of the

Company's Common Stock and a fee of $1,000 for each Board meeting and each Board Committee meeting attended.

     An optional deferred compensation plan available to directors permits non-employee directors to defer all or part of their annual retainer and meeting fees. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies.

Item (2):  Stockholder Proposal Relating to Releases from the Callaway Plant

     Proponents of the stockholder proposal described below notified the Company of their intention to attend the 1999 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any oral or written request for such information.

WHEREAS:   Nuclear power plants,  including Callaway,  during routine operation, release into the air and water radioactive wastes which we believe increase the risk of life-shortening illnesses, genetic mutations, and environmental damage;
Though the federal government's "permissible"  concentration levels govern these
     releases,  we  believe  "permissible"  does  not  mean  safe,  but   merely
     expedient;
AmerenUE extracts Missouri River water for Callaway's cooling  systems, and some of that water becomes radioactively contaminated;
Some wastewater streams contaminated  with concentrations of  radioactivity that exceed permissible federal release standards are placed in storage tanks until some of the shorter-lived isotopes can decay; some wastewater streams are re-filtered before being recycled (within the plant) or are released to the river; some wastewater streams are merely pumped into other waste processing tanks to be diluted with cleaner water before discharge to the river. Instruments monitoring the flow of wastewater batches after discharge are set only to detect gamma-emitting isotopes; some beta emitters (including tritium and noble gases) and alpha emitters can be released without detection. Unfiltered, accidental leaks and releases can also occur through the established liquid effluent pathways;

One contaminant - tritium, a radioactive isotope of hydrogen  accumulates in the cooling  water as a  fission  and  activation  product;
Since no economically feasible technology exists to filter tritium from  cooling water effluents, it is released in gaseous emissions to the atmosphere and in liquid releases into the Missouri River - 79 miles upstream from St. Louis County's drinking water intake;
The   medical profession typically decontaminates a lab table for spills of even
     90 trillionths (per four-inch square) of one curie of radioactivity. During Callaway's operation in 1997, the Company reported releasing 684.8 curies of tritium in 231 batches of filtered radioactive wastewater into the Missouri River. The company also reported releasing tritium to the atmosphere;
Tritium can be ingested or inhaled, potentially causing reproductive,  cellular, and genetic damage. Its half-life is 12.3 years;
Because tritium and the other radioactive isotopes routinely released from Callaway will continue emitting radiation particles and rays for at least ten half-lives, the impacts of the Callaway liquid wastes on the water, algae, fish and other creatures (including humans)living downstream can be persistent.

RESOLVED: shareholders request that Ameren describe, in its next annual report, its efforts to reduce the release of radioactive materials to the air and water during Callaway's routine operation.

SUPPORTING STATEMENT

Radioactive releases occur during Callaway's routine operation. We believe that the impact of these planned radiation releases, no matter how small, is cumulative, irreversible, and potentially dangerous. In addition, the threat of disastrous accidental releases remains. Ameren should take responsibility for a more complete accounting of all radiation releases, so that the Company and its shareholders can more accurately assess the plant's impact on the biosphere.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (2).

     On-going measurements at Callaway consistently show that plant effluent releases are less than one percent of the levels allowed by current regulations. This low level of effluent releases clearly demonstrates the Company's successful commitment to reduce the level of radioactive material released from the Callaway Plant. Because effluent releases at Callaway are already a small fraction of allowable standards, additional reporting or expenditures by the Company would have minimal impact, and the Board therefore recommends a vote AGAINST ITEM (2).

     Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (3): Other Matters   The Board of  Directors  does not know of any matters,
other than the election of directors and the proposal set forth above, which may be presented to the meeting.

                               SECURITY OWNERSHIP

     Based on an Amendment to Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999, Capital Research and Management
Company, 333 South Hope Street, Los Angeles, California 90071, had sole dispositive power over 10,385,400 shares of the Company's Common Stock and no voting power with respect to any such shares. Pursuant to Rule 13d-4, such Company disclaimed beneficial ownership of the reported shares. The reported shares represent approximately 7.6% of the outstanding Common Stock of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT


                                                   Shares of Common Stock
                                                       of the Company
                                                  Beneficially Owned<F1><F2>
                Name                               as of February 1, 1999
                ----                               ----------------------

          Paul A. Agathen                                  10,820
          Donald E. Brandt                                  9,370
          William E. Cornelius                             11,173
          Clifford L. Greenwalt                            14,671
          Thomas A. Hays                                    7,157
          Richard A. Liddy                                  2,621
          Gordon R. Lohman                                    825
          Richard A. Lumpkin                                1,815
          John Peters MacCarthy                             6,057
          Hanne M. Merriman                                 2,582
          Paul L. Miller, Jr.                               2,218
          Charles W. Mueller                               30,383
          Robert H. Quenon                                  3,065
          Gary L. Rainwater                                 3,060
          Harvey Saligman                                   3,057
          Charles J. Schukai                               10,196
          Janet McAfee Weakley                              3,725
          James W. Wogsland                                 1,649

          All Directors and executive officers as a group 173,969

          <F1> Includes shares held jointly. Also includes shares issuable within
              60 days upon the exercise of stock options as follows: Mr. Agathen, 6,400; Mr. Brandt, 8,150; Mr. Mueller, 22,175; and Mr.
              Schukai,   5,350.  Reported  shares  include  those  for  which  a
              director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such nominee or executive officer does not claim beneficial ownership.

          <F2> Shares beneficially owned by all directors,  nominees for director and executive officers in the aggregate do not exceed one percent of any class of equity securities outstanding.



                             EXECUTIVE COMPENSATION

Ameren Corporation Human Resources Committee Report on Executive Compensation

     Ameren Corporation and its subsidiaries' (collectively referred to as "Ameren") goal for executive salaries is to approximate the median of the range of salaries paid by similarly-situated companies. Accordingly, the Human Resources Committee of the Board of Directors of Ameren Corporation, which is comprised entirely of non-employee directors, makes annual reviews of the compensation paid to the executive officers of Ameren. The Committee's salary decisions with respect to the five highest paid officers of Ameren Corporation and each principal subsidiary are subject to approval by such company's Board of Directors. Following the annual reviews, the Committee authorizes appropriate changes as determined by the three basic components of the executive compensation program, which are:

     o   Base salary,

     o   A performance-based incentive plan, and

     o   Long-term stock-based awards.

     First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren Corporation and its subsidiaries, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similarly-situated companies. Such considerations are subjective, and specific measures are not used in the review process.

     The  second   component  of  the  executive   compensation   program  is  a
performance-based Executive Incentive Compensation Plan established by the Ameren Corporation Board, which provides specific, direct relationships between corporate results and Plan compensation. For 1998, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. If EPS reaches at least the minimum target level, the Committee authorizes incentive payments within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the minimum target level, no payments are made. Under the Plan, it is expected that payments to the Chief Executive Officers of Ameren Corporation and its subsidiaries will range from 0-37% of base salary. For 1998, actual payments ranged from 29% to 36% of base salary.

     The third component of the 1998 executive compensation program is the Long-Term Incentive Plan of 1998, which also ties compensation to performance. The Plan was approved by Ameren Corporation shareholders at its 1998 Annual
Meeting and provides for the grant of options, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Awards under the 1998 Plan have been at levels that approximate the median of the range of awards granted by similarly-situated companies.

     In determining the reported 1998 compensation of the Chief Executive Officers, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects an above-average level of achievement in attaining 1998 EPS. Authorized salaries for the Company's executive officers fell within the ranges of those paid by similarly-situated companies.


                                    /s/ John Peters MacCarthy, Chairman
                                    Thomas A. Hays
                                    Robert H. Quenon
                                    Gordon R. Lohman


Compensation Tables

     The following tables contain compensation information, for the periods indicated, for (a) the Chairman, President and Chief Executive Officer of the Company and (b) the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of 1998.

                           SUMMARY COMPENSATION TABLE


                                                        Long-Term
                                                       Compensation
                                                       ------------
                                       Annual           Securities    All Other
       Name and                     Compensation        Underlying     Compen-
 Principal Position<F1>  Year    Salary($)  Bonus($)    Options(#)    sation($)
 ---------------------   ----    ---------  --------    ----------    ---------

C.W. Mueller,            1998    550,000    198,000       63,800      53,751<F2>
Chairman of Ameren;      1997    500,000    155,000       23,000      45,723
President and            1996    441,000    165,000       17,700      39,306
Chief Executive
Officer, Ameren, Union
Electric and Ameren
Services Company

G.L.Rainwater            1998    325,000     93,000       25,800          66<F2>
President and Chief      1997    246,000       -            -            134
Executive Officer, CIPS  1996    146,000     32,000        2,500       4,160

C.J. Schukai             1998    280,000     80,000       25,800      41,921<F2>
Senior Vice              1997    269,000     68,000        7,800      36,839
President, Union         1996    258,000     76,000        6,800      33,506
Electric
and Ameren Services
Company

D.E. Brandt              1998    274,000     79,000       25,800      31,947<F2>
Senior Vice              1997    254,000     64,000        7,800      27,580
President, Ameren,       1996    242,000     69,000        6,800      24,278
Union Electric and
Ameren Services Company

P.A. Agathen             1998    230,000     63,000       25,800      19,644<F2>
Senior Vice              1997    215,000     51,000        7,800      18,045
President, Ameren        1996    200,000     55,000        6,800      15,257
Services Company

<F1>Includes compensation received as an officer of Ameren and its subsidiaries.
<F2>Amounts include (a) matching contributions to the 401(k) plan and (b) above-
    market earnings on deferred compensation, as follows:

                                           (a)             (b)

                  C.W. Mueller           $4,800         $48,951
                  G.L. Rainwater              -              66
                  C.J. Schukai            4,306          37,615
                  D.E. Brandt             4,800          27,147
                  P.A. Agathen            4,000          15,644


                              OPTION GRANTS IN 1998


                    Number of  % of Total                              Grant
                     Shares     Options                                Date
                   Underlying  Granted to   Exercise                  Present
                     Options   Employees     Price     Expiration     Value<F2>
      Name          Granted<F1> in 1998      ($/Sh)       Date          ($)
      ----          ----------  -------      ------       ----          ---

C.W. Mueller         63,800       9.11        39.25     4/28/08       316,448

G.L. Rainwater       25,800       3.68        39.25     4/28/08       127,968

C.J. Schukai         25,800       3.68        39.25     4/28/08       127,968

D.E. Brandt          25,800       3.68        39.25     4/28/08       127,968

P.A. Agathen         25,800       3.68        39.25     4/28/08       127,968

<F1>Options vest 25% annually beginning April 28, 2000.

<F2>The Grant Date  Present Values were  determined  using  the binomial  option pricing model, a derivative of the Black-Scholes option pricing model. Assumptions used for the model are as follows: an option term of ten years, stock volatility of 17.63%, dividend yield of 6.55%, risk-free interest rate of 6.01%, and a vesting restrictions discount rate of 3% per year over the five-year vesting period. The Grant Date Present Value calculation is presented in accordance with SEC proxy requirements, and the Company has no way to determine whether the pricing model can properly determine the value of an option. There is no assurance that the value, if any, that may be realized will be at or near the value estimated by the model. No value will be realized by the optionee unless the stock price increases from the exercise price, in which case shareholders would benefit commensurately.




                       AGGREGATED OPTION EXERCISES IN 1998
                               AND YEAR-END VALUES


                 Shares                                Number of
                Acquired        Value        Shares Underlying Unexercised      Value of In-the-Money
                   On          Realized          Options at Year End(#)         Options at Year End($)
     Name      Exercise(#)       ($)           Exercisable   Unexercisable    Exercisable  Unexercisable
     ----      -----------       ---           -----------   -------------    -----------  -------------

C.W. Mueller       -              -               11,925     107,875            48,985        341,373

G.L. Rainwater     -              -                 -         25,800               -           81,433

C.J. Schukai     2,800         21,613              1,700      41,500               -          130,189

D.E. Brandt        -              -                4,500      41,500            18,288        130,189

P.A. Agathen       -              -                2,750      39,750             6,858        118,760


Ameren Retirement Plan

    Most salaried employees of Ameren and its subsidiaries earn benefits under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's pensionable earnings for the year. Pensionable earnings equals base pay, overtime and annual bonuses, which are equivalent to amounts shown as "Annual Compensation" in the Summary Compensation Table. The applicable percentage is based on the participant's age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant's account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).



  Participant's Age    Regular Credit for        Transition Credit
  on December 31      Pensionable Earnings<F1> for Pensionable Earnings      Total Credits
  --------------      ---------------------    ------------------------      -------------

  Less than 30                 3%                         1%                       4%

  30 to 34                     4%                         1%                       5%

  35 to 39                     4%                         2%                       6%

  40 to 44                     5%                         3%                       8%

  45 to 49                     6%                        4.5%                    10.5%

  50 to 54                     7%                         4%                      11%

  55 and over                  8%                         3%                      11%

  <F1> An  additional regular  credit of 3% is received for pensionable earnings above the Social Security wage base.


    These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bonds for the previous October, plus 1%. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. When a participant terminates employment, the amount credited to the participant's account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

    In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. Supplemental plans are maintained by Ameren, Union Electric and CIPS to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. Such plans are unfunded and are not qualified plans under the Internal Revenue Code. CIPS makes contributions to an irrevocable trust to provide funds to assist in meeting its liabilities under its supplemental plan.

    The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each executive officer listed if he were to retire at age 65 at his 1998 base salary and annual bonus, and payments were made in the form of a single life annuity.


       Name         Year of 65th Birthday       Estimated Annual Benefit
       ----         ---------------------       ------------------------

C.W. Mueller                2003                       $380,000

G.L. Rainwater              2011                        156,000

C.J. Schukai                1999                        191,000

D.E. Brandt                 2019                        237,000

P. A. Agathen               2012                        167,000



    CIPS maintains a Supplemental Executive Retirement Plan solely for the purpose of providing retirement benefit payments to Mr. Rainwater in addition to payments under the Ameren Retirement Plan. This Plan is unfunded and is not a qualified plan under the Internal Revenue Code. Such benefits are included in the above table.

Change of Control Severance Plan

    Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including current officers of the Company named in the Summary Compensation Table, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a "change of control." A "change of control" occurs, in general, if (i) any individual, entity or group acquires 20% or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; or (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors.

    Severance benefits are based upon a severance period of two or three years, depending on the officer's position. An officer entitled to severance will receive the following: (a) salary and unpaid vacation pay through the date of termination, (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren's qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

                                PERFORMANCE GRAPH


                         5 Year Cumulative Total Return
                  Ameren Corporation,<F1>1) S&P 500, EEI Index<F2>
      Value of $100 invested 12/31/93, including reinvestment of dividends

               YEAR           AEE            S&P            EEI
               ----           ---            ---            ---
               1993           100            100            100
               1994            96            101             87
               1995           128            139            111
               1996           125            172            110
               1997           154            229            143
               1998           160            295            166


<F1>Information  shown for  Ameren Corporation  prior to 1/1/98  is based on  an assumed aggregrate investment of $100 on 12/31/93 in the Common Stock of the companies whose Common Stock was exchanged for Ameren Common Stock in the Merger, consisting of $74 invested in Union Electric Common Stock and $26 invested in CIPSCO Incorporated Common Stock. Such amounts were determined based upon the percetages, of the total number of shares of Ameren Common Stock issued in the Merger, that were issued in exchange for Common Stock of Union Electric and CIPSCO Incorporated.
<F2>Edison Electric Institute Index of 100 investor-owned electric utilities.


                             INDEPENDENT ACCOUNTANTS

    The Company has not selected its independent accountants for 1999. This selection is expected to be made by the Board of Directors after the Auditing Committee of the Board of Directors, the members of which are identified under "Item (1): Election of Directors," has reviewed the prior year's audit report with representatives of the independent accountants for such year. After such review, the Auditing Committee will recommend to the Board of Directors for its approval the selection of independent accountants for the Company for 1999 and the fees to be paid for the regular annual audit.

    PricewaterhouseCoopers LLP served as the Company's independent accountants in 1998. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

    PricewaterhouseCoopers LLP also served as independent accountants for the Company's subsidiaries, including Union Electric and CIPS, in 1998. Prior to the 1997 Merger, Arthur Andersen LLP served as CIPS' independent accountants for many years.


                              STOCKHOLDER PROPOSALS

    Any stockholder proposal intended for inclusion in the proxy material for the Company's 2000 Annual Meeting of Stockholders must be received by November 19, 1999.

    In addition, under the Company's By-Laws, stockholders who intend to submit a proposal in person at an Annual Meeting, or who intend to nominate a director at a Meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the Meeting. A copy of the By-Laws can be obtained by written request to the Secretary of the Company.


                                  MISCELLANEOUS

    In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by officers, directors and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.

                                   ____________


A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO STEVEN R. SULLIVAN, SECRETARY, P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149.

FOR UP-TO-DATE INFORMATION ABOUT THE COMPANY, PLEASE VISIT THE COMPANY'S HOME PAGE ON THE INTERNET - http://www.ameren.com


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